AROS CORPORATION TO ACQUIRE REGEN BIOLOGICS, INC.

Arnold, MD – June 7, 2002 Aros Corporation. (OTC: AROS), today announced that it has entered into a definitive agreement to acquire ReGen Biologics, Inc., a privately held tissue engineering company that designs, develops, manufactures and markets minimally invasive implants and medical devices for the repair and regeneration of damaged tissue. Known for its groundbreaking patented tissue regrowth applications, ReGen’s current focus is orthopedics.

Through this transaction, Aros will combine its clinical and financing experience with the exciting technology and research and development capabilities of ReGen. After the merger is completed, the Company will have the combined resources and expertise to expand its innovative technologies.

Alan W. Baldwin Aros Director, said, “We are delighted to be entering this association with ReGen Biologics, and its innovative tissue engineering technology.” Mr. Baldwin continued, “We believe the transaction with ReGen presents our shareholders with a unique opportunity to benefit from this exciting growth area.”

Pursuant to the terms of the proposed merger, ReGen stockholders will receive an aggregate of up to 48 million shares of Aros stock and will own approximately 81% of the Company on a fully diluted basis. The closing of the transaction is subject to certain conditions, including the completion of a private placement of ReGen preferred stock, approval of the ReGen stockholders and other customary closing conditions. The parties anticipate that the transaction will close before the end of Aros’ second quarter.

“This merger and associated financing presents ReGen with a timely and important opportunity to leverage ReGen’s patented technologies,” stated Gerald E. Bisbee, Jr., Ph.D., ReGen Chairman and CEO.

About Aros

Aros Corporation has been involved in the healthcare industry for over 15 years. Aros was formed as APACHE Medical Systems in 1987 and it was a provider of clinically based decision support information systems, clinical data base management services, and clinical trial consulting services until July 2001, when it sold substantially all of its assets to Cerner Corporation in a cash transaction. Since completion of the asset sale, Aros has been evaluating its future direction. Aros common stock has traded on the OTC bulletin board since February 2001.

About ReGen

ReGen is a tissue regeneration company that designs, develops, manufactures and markets minimally invasive implants and medical devices for the repair and regeneration of damaged tissue. ReGen was founded in 1991 and it is headquartered in Franklin

Lakes, New Jersey. ReGen operates an ISO 9001 certified manufacturing facility in Redwood City, California. ReGen’s flagship product is the Collagen Meniscus Implant, currently approved for sale in Europe and completing enrollment in a multicenter clinical trial in the United States. ReGen sells an arthroscopic device used for meniscus repair procedures, and plans to develop and introduce other tissue regrowth applications from its patented collagen based technologies.

This press release contains various remarks about the future expectations, plans and prospects of Aros, ReGen, and the combined company that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The actual results of Aros, ReGen and the combined company may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Risk Factors section of Aros’ recent Form 10-Q for the quarter ended March 31, 2002 and Form 10-K for the year ended December 31, 2001,as amended, which is on file with the Securities and Exchange Commission.

Contact:

Brion D. Umidi
410-349-2431
brion@umidi.com